Rule 10f-3 Transaction Exhibit

Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O


TRADE DATE						3/04/16
DESCRIPTION OF SECURITY/ISSUER			Sunstone Hotels Series E (Preferred Stock)
ISSUE SIZE						$115,000,000
AMOUNT PURCHASED				$5,000,000
LIST OF UNDERWRITERS				Wells Fargo,  JPMorgan, BofA, Merrill Lynch
NAME OF AFFILIATED BROKER-DEALER		JPMorgan Securities LLC